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                                                                    EXHIBIT 11.1


                             JABIL CIRCUIT, INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except for per share amounts)
                                 (Unaudited)


                                         Three months ended                Nine months ended
                                               May 31,                           May 31,
                                        1996             1997            1996              1997
                                       ----------------------------------------------------------
Net income                             $ 6,237         $14,572         $17,790            $34,459
                                       ==========================================================

Computation of weighted
 average common and common
 equivalent shares outstanding:

Common stock                            17,749          18,251          17,044             18,058

Options                                  1,144             945           1,182              1,042
                                       ----------------------------------------------------------
Total number of shares
used in computing
per share amounts                       18,893          19,196          18,226             19,100
                                       ==========================================================

Net income per share                   $  0.33         $  0.76         $  0.98            $  1.80
                                       ==========================================================